Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	February 20, 2009

For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 2008 EARNINGS
Fairlawn, Ohio — February 20, 2009 — Central Federal Corporation (Nasdaq: CFBK) announced that net income for the year ended December 31, 2008 increased $740,000 and totaled $723,000, or $.17 per diluted common share, compared to a net loss of $17,000, or $.00 per diluted common share, for the year ended December 31, 2007.
Net income for the quarter ended December 31, 2008 totaled $90,000, or $.01 per diluted common share, compared to net income of $297,000, or $.07 per diluted common share, for the quarter ended December 31, 2007.
Mark S. Allio, Chairman, President and CEO, commented, “Despite the recessionary economic environment and the near collapse of the credit markets in 2008, the Company was profitable. Our strategic plan to transition from a residentially focused savings and loan to a community and business bank has provided us the opportunity to conservatively expand our business based on a foundation of strong relationships with our clients. Our focus continues to be profitable growth through these relationships, with a watchful eye on credit quality and a strong stewardship of resources. The coming months will challenge us to continue that focus, with anticipated increased regulatory oversight, increased costs in areas such as FDIC insurance, and other operating costs associated with the current difficult financial environment.”
Highlights
•	Net income increased $740,000 in 2008, compared to 2007.

•	Net interest income increased $974,000, or 13%, in 2008 compared to 2007.

•	Net interest margin improved to 3.35% in 2008, compared to 3.19% in 2007.

•	The efficiency ratio improved to 80.75% in 2008, compared to 94.57% in 2007.

•	The ratio of noninterest expense to average assets improved to 2.79% in 2008, compared to 3.08% in 2007.

•	Deposit balances increased $13.3 million, or 6.9% in 2008.

•	The Company issued $7.2 million of preferred stock under the U.S. Treasury Department’s Capital Purchase Program.

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CFBank continues to provide for loan losses in response to current economic conditions and their effect on the loan portfolio. The ratio of the allowance for loan losses to total loans totaled 1.32% at December 31, 2008, compared to 1.15% at December 31, 2007. Nonperforming loans totaled 1.02% of total loans at December 31, 2008, compared to 0.21% of total loans at December 31, 2007.

Net interest income
Net interest income increased $66,000, or 3.1%, to $2.2 million for the quarter ended December 31, 2008, compared to $2.1 million for the quarter ended December 31, 2007. The increase was primarily due to a decline in the average cost of interest-bearing liabilities to 3.20% in the fourth quarter of 2008, from 4.46% in the fourth quarter of 2007. The decline in the cost of interest-bearing liabilities resulted in a 29.3% decrease in interest expense. Interest income decreased 14.9% due to a decline in the average yield on interest-earning assets to 6.16% in the fourth quarter of 2008, from 7.27% in the fourth quarter of 2007.
During 2007, the management of CFBank, through its asset/liability strategies, positioned liabilities to be more sensitive to a reduction in short-term interest rates. The reductions in the Federal Funds rate, the prime rate and other market interest rates, beginning in September 2007 and continuing through December 2008, resulted in larger decreases in funding costs than in asset yields. The decline in funding costs positively impacted net interest margin in the year ended December 31, 2008. Net interest margin improved to 3.35% during the year ended December 31, 2008, from 3.19% during the year ended December 31, 2007. Due to the current historic low level of short term market rates, management has extended the terms of some liabilities to protect net interest margin should interest rates rise. However, future downward pressure on margins could occur should the contractual downward repricing on existing interest-earning assets be greater than the decrease in funding costs of interest-bearing liabilities.
Noninterest income
Noninterest income totaled $364,000 for the quarter ended December 31, 2008, compared to $149,000 for the quarter ended December 31, 2007. The increase in noninterest income was primarily due to an increase in service charges on deposit accounts associated with a third party payment processor. These accounts were active only during the fourth quarter of 2008. Because the accounts are no longer active, the increased income associated with these service charges will not continue. CFBank is currently investigating unusual return item activity with regard to the accounts. No losses have been incurred to date, but the investigation is on-going and the Company cannot at this time estimate whether any amounts may be at risk with regard to the accounts.
Noninterest income totaled $948,000 for the year ended December 31, 2008, compared to $728,000 for the year ended December 31, 2007. The increase in noninterest income was primarily due to an increase in service charges on deposit accounts, including the third party payment processor accounts referenced above, and gains on sales of securities, offset by lower net gains on sales of loans due to fewer mortgage loan originations.
Provision for loan losses
Provisions for loan losses are provided in relation to ascertainable credit risk information available on the loan portfolio, loan growth, portfolio composition, and current economic conditions and trends. The provision totaled $250,000 for the quarter ended December 31, 2008, compared to $104,000 for the quarter ended December 31, 2007. The provision totaled $917,000 for the year ended December 31, 2008, compared to $539,000 for the year ended December 31, 2007. The increase in the provision during 2008 was due to an increase in nonperforming loans and net loan charge-offs. The ratio of the allowance for loan losses to total loans was 1.32% at December 31, 2008 compared to 1.15% at December 31, 2007.
Nonperforming loans increased $1.9 million and totaled $2.4 million, or 1.02% of total loans, at December 31, 2008, compared to $488,000, or 0.21% of total loans, at December 31, 2007. The increase in nonperforming loans included: one commercial loan, totaling $646,000, and three multi-family loans to one borrower, totaling $1.3 million, which were past due and on nonaccrual status at December 31, 2008; and one commercial real estate loan totaling $347,000, which was 90 days past maturity and still accruing interest at December 31, 2008, as the borrower continues to make monthly payments on the loan. The amount of the allowance for loan losses specifically allocated to nonperforming loans totaled $514,000 at December 31, 2008. The Company believes that the remaining nonperforming loan balances are adequately secured by the underlying collateral at this time.

Net charge-offs totaled $482,000, or 0.21% of average loans, in 2008, compared to net recoveries of $36,000, or .02% of average loans, in 2007. Net charge-offs in 2008 related to home equity lines of credit, single-family mortgages and auto loans.
The Company believes that the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio at December 31, 2008. However, future additions to the allowance may be necessary based on factors such as changes in client business performance, economic conditions, and changes in real estate values. Management continues to diligently monitor credit quality in the existing portfolio and analyzes potential loan opportunities carefully in order to manage credit risk. The Company could experience an increase in loan losses should the economic conditions and factors which affect credit quality continue to worsen.
Noninterest expense
Noninterest expense for the quarter ended December 31, 2008 totaled $2.2 million, compared to $1.7 million in the prior year quarter. Current quarter expenses increased primarily due to increased occupancy and equipment expenses, professional fees and data processing costs. The increase in occupancy and equipment expenses was due to increased real estate taxes at the Worthington office and higher rent expense for additional space at the Fairlawn office. The increase in professional fees was due to legal fees associated with nonperforming loans and costs related to the evaluation of a potential new core processing system, which is tentatively planned for implementation in 2009. A new system would improve operational efficiency and support the requirements of our business banking strategy. Data processing expenses included costs associated with increased check clearing activity during the fourth quarter associated with the third party payment processor, which will not continue as described in the discussion of Noninterest Income. The ratio of noninterest expense to average assets was 3.13% for the fourth quarter of 2008, compared to 2.48% in the prior year quarter. The efficiency ratio was 85.89% for the quarter ended December 31, 2008, compared to 76.52% for the prior year quarter.
Noninterest expense totaled $7.7 million for the year ended December 31, 2008, compared to $8.0 million for 2007. The 2007 expense included $774,000 related to an arbitration loss and lease termination expense. The ratio of noninterest expense to average assets improved to 2.79% for the year ended December 31, 2008, compared to 3.08% in 2007. The efficiency ratio improved to 80.75% for the year ended December 31, 2008, compared to 94.57% in 2007.
Balance sheet activity
Assets totaled $277.8 million at December 31, 2008 and decreased $1.8 million, or 0.6%, from $279.6 million at December 31, 2007. The decrease in assets was due to the use of cash flows from the securities portfolio, which were not needed for loan growth, to repay borrowings.
Net loans totaled $233.9 million at December 31, 2008 and increased $3.4 million, or 1.5%, from $230.5 million at December 31, 2007. The increase in net loans was due to growth in the commercial, commercial real estate and multi-family loan portfolios, which totaled $181.8 million at December 31, 2008 and increased $7.9 million, or 4.5%, from $173.9 million at December 31, 2007. Originations of commercial, commercial real estate and multi-family loans totaled $33.9 million in 2008 and were offset by $32.9 million in payoffs on these loan types. Consumer loan balances decreased $1.8 million, or 6.4%, during 2008 primarily due to repayments on auto loans. Mortgage loan balances decreased $2.2 million, or 7.2%, during 2008 primarily due to prepayments.
Deposits totaled $207.6 million at December 31, 2008 and increased $13.3 million, or 6.9%, from $194.3 million at December 31, 2007. The increase in deposits was due to growth in certificate of deposit accounts, which increased $17.1 million during 2008. CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS) which allows the Bank to provide customers full FDIC insurance on certificate of deposit balances up to $50 million. Customer balances in the CDARS program increased $28.6 million during the year ended December 31, 2008.

Federal Home Loan Bank (FHLB) advances totaled $29.1 million at December 31, 2008, a decrease of $20.4 million, or 41.3%, compared to $49.5 million at December 31, 2007. FHLB advances were repaid with funds from the increase in deposits and cash flows from the securities portfolio.
Shareholders’ equity totaled $33.1 million at December 31, 2008, a increase of $5.7 million, or 20.8%, compared to $27.4 million at December 31, 2007. The increase in shareholders’ equity was due to the issuance of $7.2 million of preferred stock to the U.S. Treasury Department under the Capital Purchase Program (which was part of the government’s Troubled Asset Relief Program), and current year net income, partially offset by the repurchase of 365,000 shares of CFBK stock, which totaled $1.6 million, and cash dividends paid to common shareholders, which totaled $843,000. The $7.2 million in proceeds from the sale of the preferred stock are currently held in short-term investments pending approval from regulators to contribute it as additional capital to CFBank, and pending the Company’s review of The American Recovery and Reinvestment Act of 2009, which was signed by President Obama on February 17, 2009. The Company will be analyzing the provisions of the new statute and considering whether to continue its participation in the Capital Purchase Program in light of the additional restrictions imposed under the new legislation.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2008	2007	% change	2008	2007	% change

Total interest income	$4,010	$4,710	-15%	$16,637	$17,523	-5%
Total interest expense	1,844	2,610	-29%	7,935	9,795	-19%

Net interest income	2,166	2,100	3%	8,702	7,728	13%

Provision for loan losses	250	104	140%	917	539	70%

Net interest income after provision for loan losses	1,916	1,996	-4%	7,785	7,189	8%

Noninterest income
Service charges on deposit accounts	284	84	238%	544	287	90%
Net gain on sales of loans	29	26	12%	159	233	-32%
Net gain on sale of securities	—	—	n/m	54	—	n/m
Other	51	39	31%	191	208	-8%

Noninterest income	364	149	144%	948	728	30%

Noninterest expense
Salaries and employee benefits	1,022	970	5%	4,058	4,601	-12%
Occupancy and equipment	162	92	76%	485	534	-9%
Data processing	265	138	92%	686	556	23%
Franchise taxes	69	82	-16%	308	293	5%
Professional fees	233	64	264%	558	358	56%
Director fees	34	36	-6%	136	148	-8%
Postage, printing and supplies	32	30	7%	159	162	-2%
Advertising and promotion	6	27	-78%	45	203	-78%
Telephone	24	22	9%	91	99	-8%
Loan expenses	6	13	-54%	20	23	-13%
Foreclosed assets, net	7	8	-13%	(3)	(30)	-90%
Depreciation	165	154	7%	683	619	10%
Other	148	85	74%	523	431	21%

Noninterest expense	2,173	1,721	26%	7,749	7,997	-3%

Income (loss) before income taxes	107	424	n/m	984	(80)	n/m
Income tax expense (benefit)	17	127	n/m	261	(63)	n/m

Net income (loss)	$90	$297	n/m	$723	$(17)	n/m

Net income (loss) available to common shareholders	$61	$297	n/m	$694	$(17)	n/m

Share Data
Basic earnings per common share	$0.01	$0.07	n/m	$0.17	$—	n/m
Diluted earnings per common share	$0.01	$0.07	n/m	$0.17	$—	n/m
Cash dividends per common share	$0.05	$0.05		$0.20	$0.28
Average common shares outstanding — basic	4,078,409	4,421,255		4,200,504	4,467,750
Average common shares outstanding — diluted	4,080,082	4,421,255		4,202,070	4,467,750

n/m — not meaningful

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Consolidated Statements of Financial Condition
($ in thousands)
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008	2007

Assets
Cash and cash equivalents	$4,177	$7,601	$3,607	$6,914	$3,894
Securities available for sale	23,550	25,323	26,182	27,607	28,398
Loans held for sale	284	549	1,805	1,965	457
Loans
Mortgages	28,778	27,844	30,766	30,944	30,998
Commercial, commercial real estate and multi-family	181,818	180,191	176,696	169,649	173,916
Consumer	26,445	26,796	26,308	26,884	28,245

Total loans	237,041	234,831	233,770	227,477	233,159
Less allowance for loan losses	(3,119)	(3,045)	(2,947)	(2,729)	(2,684)

Loans, net	233,922	231,786	230,823	224,748	230,475
Federal Home Loan Bank stock	2,109	2,109	2,081	2,054	1,963
Loan servicing rights	112	123	134	146	157
Foreclosed assets, net	—	—	123	—	86
Premises and equipment, net	5,246	5,304	5,404	5,544	5,717
Bank owned life insurance	3,892	3,863	3,832	3,798	3,769
Deferred tax asset	1,620	1,709	1,865	1,777	1,995
Accrued interest receivable and other assets	2,869	2,388	2,766	1,841	2,671

	$277,781	$280,755	$278,622	$276,394	$279,582

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$14,557	$14,238	$13,458	$12,166	$12,151
Interest bearing	193,090	195,189	185,485	174,192	182,157

Total deposits	207,647	209,427	198,943	186,358	194,308
Federal Home Loan Bank advances	29,050	38,200	46,775	55,150	49,450
Advances by borrowers for taxes and insurance	167	79	94	71	154
Accrued interest payable and other liabilities	2,687	2,064	1,689	2,109	3,136
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	244,706	254,925	252,656	248,843	252,203

Shareholders’ equity	33,075	25,830	25,966	27,551	27,379

	$277,781	$280,755	$278,622	$276,394	$279,582

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Consolidated Financial Highlights
($ in thousands except per share data)
(unaudited)

	At or for the three months ended					At or for the year ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2008	2008	2008	2008	2007	2008	2007

Earnings
Net interest income	$2,166	$2,273	$2,219	$2,044	$2,100	$8,702	$7,728
Provision for loan losses	$250	$183	$260	$224	$104	$917	$539
Noninterest income	$364	$176	$217	$191	$149	$948	$728
Noninterest expense	$2,173	$1,864	$1,866	$1,846	$1,721	$7,749	$7,997
Net income (loss)	$90	$285	$224	$124	$297	$723	$(17)
Net income (loss) available to common shareholders	$61	$285	$224	$124	$297	$694	$(17)
Basic earnings per common share	$0.01	$0.07	$0.05	$0.03	$0.07	$0.17	$—
Diluted earnings per common share	$0.01	$0.07	$0.05	$0.03	$0.07	$0.17	$—

Performance Ratios (annualized)
Return on average assets	0.13%	0.41%	0.32%	0.18%	0.43%	0.26%	(0.01%)
Return on average equity	1.27%	4.43%	3.43%	1.79%	4.34%	2.68%	(0.06%)
Average yield on interest-earning assets	6.16%	6.36%	6.33%	6.77%	7.27%	6.41%	7.23%
Average rate paid on interest-bearing liabilities	3.20%	3.17%	3.20%	3.96%	4.46%	3.38%	4.50%
Average interest rate spread	2.96%	3.19%	3.13%	2.81%	2.81%	3.03%	2.73%
Net interest margin, fully taxable equivalent	3.33%	3.47%	3.43%	3.18%	3.24%	3.35%	3.19%
Efficiency ratio	85.89%	76.42%	77.27%	83.45%	76.52%	80.75%	94.57%
Noninterest expense to average assets	3.13%	2.66%	2.70%	2.68%	2.48%	2.79%	3.08%

Capital
Equity to total assets at end of period	11.91%	9.20%	9.32%	9.97%	9.79%	11.91%	9.79%
Tangible equity to tangible assets	11.91%	9.20%	9.32%	9.97%	9.79%	11.91%	9.79%
Book value per common share	$6.36	$6.30	$6.19	$6.17	$6.17	$6.36	$6.17
Tangible book value per common share	$6.36	$6.30	$6.19	$6.17	$6.17	$6.36	$6.17
Period-end market value per common share	$2.98	$3.50	$3.74	$4.50	$3.86	$2.98	$3.86
Dividends declared per common share	$0.05	$0.05	$0.05	$0.05	$0.05	$0.20	$0.28
Period-end common shares outstanding	4,101,537	4,102,662	4,192,662	4,467,662	4,434,787	4,101,537	4,434,787
Average basic common shares outstanding	4,078,409	4,082,000	4,298,000	4,429,487	4,421,255	4,200,504	4,467,750
Average diluted common shares outstanding	4,080,082	4,082,000	4,302,154	4,429,913	4,421,255	4,202,070	4,467,750

Asset Quality
Nonperforming loans	$2,412	$2,007	$1,972	$1,623	$488	$2,412	$488
Nonperforming loans to total loans	1.02%	0.85%	0.84%	0.71%	0.21%	1.02%	0.21%
Nonperforming assets to total assets	0.87%	0.71%	0.75%	0.59%	0.21%	0.87%	0.21%
Allowance for loan losses to total loans	1.32%	1.30%	1.26%	1.20%	1.15%	1.32%	1.15%
Allowance for loan losses to nonperforming loans	129.31%	151.72%	149.44%	168.15%	550.00%	129.31%	550.00%
Net charge-offs (recoveries)	$176	$86	$41	$179	$3	$482	$(36)
Annualized net charge-offs (recoveries) to average loans	0.30%	0.15%	0.07%	0.32%	0.01%	0.21%	-0.02%

Average Balances
Loans	$233,245	$233,444	$229,051	$226,893	$227,943	$230,658	$209,070
Assets	$277,561	$280,093	$276,438	$275,811	$277,094	$277,476	$259,586
Shareholders’ equity	$28,296	$25,729	$26,133	$27,677	$27,363	$26,959	$28,052

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